Exhibit 99.1

China Agritech, Inc. Reports Record Quarterly Revenues and Net Income for the Second Quarter of 2009

•	Second quarter net revenue rises 57% to $21 million

•	Second quarter net income climbs 91.2% to $5.6 million, or $0.22 per share

•	Teleconference to Begin at 9:00 a.m. EDT Today -

BEIJING, August 17, 2009 -- China Agritech, Inc. (OTC Bulletin Board: CAGC) ("China Agritech", or the “Company"), a leading national organic fertilizer manufacturer and distributor in China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2009.

Second Quarter Highlights
--	Net revenue increased 56.9% year-over-year to $21 million;
--	Gross profit increased 37.3% year-over-year to $8.9 million;
--	Net income increased 91.2% year-over-year to $5.6 million;
--	Fully diluted earnings per share were $0.22 compared with $0.12 in the 2008 second quarter;
--	Cash and equivalents were $16.5 million with a current ratio of 5.4 to 1 and no long-term debt; and
--	2009 guidance of $60 million in net revenues and $9.5 million in net income confirmed.

Mr. Yu Chang, Chief Executive Officer of China Agritech, commented, "We are reaping the benefits of our strategic actions to expand into the much larger market for organic granular fertilizers and extend our geographic reach into new Chinese provinces. We are excited with the growth this quarter, especially with the contribution from two of our three planned new production facilities for organic granular fertilizers. We expect the third facility will be completed by the end of 2009. We also anticipate additional sales from our major distribution relationships in the domestic and foreign markets in the second half of 2009.”

Revenue for the second quarter of 2009 grew by 56.9%, or by $7.6 million, to $21 million, the highest sales for any quarter, from $13.4 million in the second quarter of 2008. Sales of the Company’s new organic granular fertilizers represented almost $7.4 million of the sales gain in the second quarter of 2009. During the second quarter of 2009, commercial production of organic fertilizers was initiated at the Company’s new facilities at Anhui province in eastern China and Harbin in the Heilongjiang Province in northern China, representing a combined 150,000 metric tons of production capacity.  Net sales in the second quarter of 2009 reflect an accounting reclassification that changed marketing rebates from selling expenses into sales discounts to net off the Company’s sales. These sales discounts amounted to approximately $716,000 in the second quarter of 2009.

Gross profit for the second quarter of 2009 increased 37.3%, or by $2.4 million, to approximately $9.0 million from $6.5 million in the second quarter of 2008. Gross margin for the quarter was 42.7% compared with 48.8% in the second quarter of 2008. The decline in the gross margin was primarily due to the sales of relatively lower-margin organic granular fertilizers in this year’s second quarter compared with the Company’s organic all-liquid fertilizers sales in the second quarter a year ago. In the second quarter of 2009, organic liquid fertilizer sales generated a gross margin of approximately 53% compared with a gross margin of approximately 21% for organic granular fertilizers.

Selling expenses during the second quarter of 2009 were $0.63 million, or 3.0% of revenue, down from $0.51 million, or 3.8% of revenue in the second quarter of 2008. The decline of the selling expenses over revenue was mainly due to our effective cost control measures including a more targeted advertisement and promotion, lower travel accommodation standard and other sales related fix-cost reduction.

Operating and administrative expenses during the quarter were $0.87 million, or 4.1% of revenue, representing a 17% reduction compared with $1.05 million, or 7.8% of revenue, for the same period in 2008. The decrease was primarily due to senior management’s voluntary salary cut, lower travel accommodation standard, and the reduction in non-recurring legal and professional consulting fees in connection with compliance for U.S. securities laws.

Income from operations was approximately $7.5 million, a 50.2% increase from almost $5.0 million in the second quarter of 2008. Operating margin for the second quarter of 2009 was 35.5% compared to 37.1% in the second quarter last year.  The increase in income from operations was generated by the success of the organic granular fertilizer sales and higher gross margin on organic liquid fertilizer sales during the second quarter of 2009, combined with lower operating and administrative expenses.

Income taxes for the three month ended June 30, 2009 rose to $1.6 million from $1.4 million in the similar quarter in 2008. However, the tax rate in the second quarter of 2009 was 21.5% and was lower than the 29.9% tax rate in the year ago period.  The reduced tax rate is due mainly to a subsidiary that generated net income this quarter, but was exempt from Chinese income taxes.

Net income attributable to China Agritech’s common shareholders for the second quarter of 2009 was $5.6 million, up 91.2% and was the highest net income for any quarter. Net income in the second quarter of 2008 was $2.9 million. Diluted net earnings per share were $0.22 versus $0.12 for the same period in 2008. Diluted weighted average shares outstanding for the second quarter of 2009 were 25.3 million compared with diluted weighted average shares outstanding of 24.7 million in the second quarter of 2008.

Six Month Results
For the first-half year ended June 30, 2009, net revenue increased by 36.9% to $28.3 million from $20.7 million in the corresponding period of 2008. Gross profit increased 21.3% in the first six months of 2009 to $12.3 million from approximately $10.2 million in the comparable period one year ago. Gross margin was 43.5% in the first two quarters of 2009 compared with 49.1% in the same period of 2008. The decline in gross margin is mainly due to the sales of lower-margin organic granular fertilizers in the 2009 period compared with the organic liquid fertilizers that comprised all the sales in the year ago corresponding period. Organic liquid fertilizers generated a gross margin of approximately 53% for the first six months of 2009. Income from operations grew by $2.4 million, or 34.4%, to $9.4 million from $7.0 million in the same period one year ago. Net income for the first six months of 2009, rose by 61.4% or $2.5 million, to $6.6 million, with diluted net earnings per share of $0.27, from $4.1 million, or diluted net earnings per share of $0.17 in the first half of 2008.

Financial Condition
As of June 30, 2009, China Agritech had $16.5 million in cash and cash equivalents, no long-term debt, and $66.5 million in net working capital. Accounts receivable grew to $43.7 million as net revenue increased by 36.9% in the six months ended June 30, 2009, due primarily to the introduction of the Company’s organic granular fertilizers. Days sales outstanding at June 30, 2009 was 187 days, compared to 196 days in the second quarter of 2008. Shareholders' equity was $73.7 million, or $2.62 per share at June 30, 2009.

Recent Events
On June 15, 2009, the Company announced the following:
•	The Chinese government reported that raw materials prices are gradually declining and the Company anticipates that will generate higher profits on its anticipated revenues.
•
To further enhance profits, China Agritech plans to launch higher-margined products into the domestic markets in the near future. By utilizing the Company's breakthrough and proprietary nano-honeycomb embedding and microelement deep complexing technologies, new products will be more environmentally friendly and effective than traditional organic fertilizers.

•	China Agritech continues to focus on improving its cash flow and it anticipates significant improvement in the collection of accounts receivable in the second half of 2009.
•	Two organic granular fertilizer manufacturing production facilities are now in commercial production with a total annual capacity of 150,000 metric tons.
•	The new marketing and distribution agreement with Odyssey International is expected to also add to revenues during 2009.

During the quarter, holders of a majority of the voting securities of the Company and the Board of Directors, approved an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse split of the Company’s common stock, on the basis of one share for every four outstanding shares.

On May 5, 2009, the Company announced it had appointed Ms. Lingxiao Dai as VP of Finance. Ms. Dai was most recently the CFO of the American Yellowstone Power Co., Ltd.'s branch in China.

Business Outlook

The Company has full confidence that the projected net revenue of approximately $60 million and net income attributable to the common stockholders of $9.5 million for the fiscal 2009 year will definitely be exceeded.  The company is projecting the production of 20,000 tons of granular organic fertilizers in the third quarter of 2009.

These targets are based on the Company's current views on the operating and market conditions, which are estimates and subject to change.

"With our sales growth, our account receivable increased accordingly. However, our account receivable risk management has been strengthened. We have implemented the following measures to expedite collections: more stringent credit check on new customers, contraction of new account receivables down to 6 months, and assignment to sales staff with collection responsibility tied to penalty policy. These measures have improved our outstanding account quality and reduced actual bad debt occurrence by 0.5%.  Our new account receivable management program was prepared in the 1st quarter, implemented in the second quarter, and expected to produce good results in the fourth quarter of 2009 and full year 2010," commented Mr. Yu Chang.

“Also, we pay special attention to operating cash-flow. As we are accelerating collections, we also continue to honor credit terms to maintain relationships with good customers. In the first half of 2009, we have generated over 8 million dollars in operating cash-flow, as compared to negative figure in the corresponding period in 2008,” Mr. Chang concluded.

Conference Call
The Company will host a conference call today, to be simultaneously web cast, at 9:00 a.m. Eastern Daylight Time, or 9:00 p.m. Beijing Time. To participate, please call the following phone numbers:

United States	1-866-519-4004

China, Domestic	800-819- 0121-Landline

Hong Kong	800-933-053

Canada	1-800-407-1908

International Toll Dial-In Number	656-735-7955

Conference ID # 25520700

A live web cast of the conference call will be available on China Agritech's website at http://www.chinaagritechinc.com. Please visit the website at least 15 minutes early to register for the web cast and download any necessary audio software. A web cast replay will be available on the Company’s website, and the call replay will be available through Monday, August 24, 2009 at 11:59 p.m. EDT. To access the replay, please call the following phone numbers:

United States Dial-In:	1-866-214-5335

Canada Dial-In:	1-800-301-5423

China North Dial-In:	10-800-714-0386

China South Dial-In:	10-800-140-0386

Hong Kong Dial-In:	800-901-596

International Dial-In:	+61 2 8235 5000

Conference ID # 25520700

About China Agritech, Inc.

China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 26 provinces of China.

For more information about the Company, please visit http://www.chinaagritechinc.com .

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes,” “expects," “anticipates,” “estimates” or similar expressions, including, but not limited to, statements regarding the continued demand for China Agritech's products, China Agritech's ability to sustain growth for the balance of the year and China Agritech's ability to generally meet all of its objectives. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, ability to produce and sell organic granular products in targeted markets, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

In China:
Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
Tel:	+86-10-5962-1220
Email:	gareth@chinaagritech.com

In the U.S.:
Mr. Kevin Theiss / Mr. Valentine Ding
Investor Relations
Grayling
Tel:	+1-646-284-9409
Email:	kevin.theiss@us.grayling.com
valentine.ding@us.grayling.com

UNAUDITED CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED JUNE 30, 2009 and 2008 AND FOR THE
SIX MONTHS ENDED JUNE 30, 2009 and 2008

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2009	2008	2009	2008
Net revenue	$20,988,611	$13,376,091	$28,335,987	$20,693,174
Cost of revenue	(12,033,792)	(6,851,668)	(16,012,477)	(10,532,674)
Gross profit	8,954,819	6,524,423	12,323,510	10,160,500
Operating expenses
Selling expenses	(624,993)	(509,136)	(1,030,712)	(1,215,725)
General and administrative expenses	(871,838)	(1,050,336)	(1,855,513)	(1,923,891)
Total operating expenses	(1,496,831)	(1,559,472)	(2,886,225)	(3,139,616)
Income from operations	7,457,988	4,964,951	9,437,285)	7,020,884
Other income (expense)
Interest income	3,451	2,223	6,024	63,896
Exchange gain (loss)	(2,609)	(180,066)	(3,056)	(174,839)
Total other income (expense)	842	(177,843)	2,968	(110,943)
Income before income taxes	7,458,830	4,787,108	9,440,253	6,909,941
Provision for income taxes	(1,601,958)	(1,432,715)	(2,316,236)	(2,149,994)
Net income	5,856,872	3,354,393	7,124,017	4,759,947
Net income attributable to non-controlling interest in a subsidiary	(267,169)	(429,814)	(481,452)	(644,998)
Net income attributable to China Agritech’s common stockholders	5,589,703	2,924,579	6,642,565	4,114,949
Other comprehensive income
Foreign currency translation adjustment	(22,528)	1,796,515	(124,341)	3,115,178
Comprehensive income	5,567,175	4,721,094	6,518,224	7,230,127
Comprehensive income attributable to non-controlling interest in a subsidiary	(8,814)	(220,242)	8,403	(422,123)
Comprehensive income	$5,558,361	$4,500,852	$6,526,627	$6,808,004
Basic and diluted weighted average shares outstanding	25,313,241	24,699,615	25,008,123	24,699,615
Basic and diluted net earnings per share	$0.22	$0.12	$0.27	$0.17

UNAUDITED CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

	JUNE 30, 2009	DECEMBER 31, 2008
ASSETS		(Audited)
Current Assets
Cash and cash equivalents	$16,515,404	$11,952,235
Accounts receivable, net	43,657,689	34,773,115
Inventories	11,407,386	6,452,618
Advances to suppliers	7,932,329	10,795,357
Prepayments and other receivables	2,217,631	2,484,346
Total Current Assets	81,730,439	66,457,671
Property and equipment, net	6,357,024	4,496,045
Deposit for equipment	-	749,799
Construction in progress	829,257	961,551

Total Assets	$88,916,720	$72,665,066

LIABILITIES AND STOCKHOLDERS’S EQUITY
Current Liabilities
Accounts payable	$10,719,321	$3,327,281
Accrued expenses and other payables	2,042,611	221,954
Taxes payable	2,425,039	1,388,897

Total Current Liabilities	15,186,971	4,938,132

Stockholders' Equity
China Agritech’s stockholders’ equity

Common stocks; $0.001 par value, 100,000,000 shares authorized, 28,189,615 shares issued and outstanding	28,190	24,700
Additional paid in capital	30,558,413	26,148,879
Statutory reserves	6,072,132	5,425,407
Accumulated other comprehensive income	5,713,576	5,837,917
Retained earnings	31,357,438	25,361,597
Total China Agritech’s stockholders’ equity	73,729,749	62,798,500
Non-controlling interest in a subsidiary	-	4,928,434
Total shareholders’ equity	73,729,749	67,726,934
Total Liabilities and Stockholders' Equity	$88,916,720	$72,665,066

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR SIX MONTHS ENDED JUNE 30, 2009 AND 2008

	JUNE 30,
	2009	2008
Cash flows from operating activities:
Net income	$7,124,017	$4,759,947
Adjustments to reconcile net income to net cash provided (used) in operating activities:
Stock based compensation	2,703	-
Depreciation	320,109	325,033
(Increase) decrease in current assets:
Accounts receivable	(8,937,538)	(6,937,145)
Inventories	(4,967,706)	(4.489,150)
Advances to suppliers	3,601,066	5,855,985
Prepayments and other receivables	276,024	(368,677)
Increase (decrease) in current liabilities:
Accounts payable	7,467,145	223,689
Taxes payable	1,038,862	148,219
Accrued expenses and other payable	2,114,634	(241,714)
Net cash provided (used) in operating activities	8,039,316	(723,813)

Cash flows from investing activities:
Acquisition of 10% interest in Pacific Dragon	(1,000,000)	-
Acquisition of property & equipment	(2,200,669)	(363,305)
Construction in progress	163,161	(1,794,062)
Net cash used in investing activities	(3,037,508)	(2,157,367)

Cash flows from financing activities:
Net cash provided by financing activities	-	-
Net increase (decrease) in cash and cash equivalents	5,001,808	(2,881,180)

Effect of exchange rate change on cash and cash equivalents	(438,639)	(1,583,098)

Cash and cash equivalents, beginning of period	11,952,235	11,852,636

Cash and cash equivalents, end of period	$16,515,404	$7,388,358

Supplement disclosure of cash flow information:
Income taxes paid	$1,280,094	$1,837,906

Non-cash Investment and Financing Activity:
Offset of amounts due to/from stockholders	$-	$330,032